Exhibit 99.4

Dianthus Therapeutics, Inc.

Unaudited Interim

Condensed Financial Statements

INDEX TO UNAUDITED INTERIM

CONDENSED FINANCIAL STATEMENTS

Unaudited Interim Condensed Financial Statements:

Condensed Balance Sheets as of June 30, 2023 and December 31, 2022	1

Condensed Statements of Operations and Comprehensive Loss for the six months ended June 30, 2023 and 2022	2

Condensed Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit for the six months ended June 30, 2023 and 2022	3

Condensed Statements of Cash Flows for the six months ended June 30, 2023 and 2022	4

Notes to Unaudited Interim Condensed Financial Statements	5 - 18

DIANTHUS THERAPEUTICS, INC.

Condensed Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$40,280	$15,365
Short-term investments	20,803	60,125
Receivable from related party	362	4,700
Unbilled receivable from related party	418	938
Prepaid expenses and other current assets	249	905
Deferred transaction costs	1,163	—

Total current assets	63,275	82,033
Property and equipment, net	149	142
Right-of-use lease assets	677	814
Other assets and restricted cash	174	121

Total assets	$64,275	$83,110

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,320	$1,167
Accrued expenses	3,874	6,608
Current portion of deferred revenue - related party	100	100
Current portion of lease liabilities	358	350

Total current liabilities	6,652	8,225
Deferred revenue - related party	763	791
Long-term lease liabilities	296	438

Total liabilities	7,711	9,454

Commitments and contingencies (Note 15)

Preferred stock, $0.0001 par value per share; 33,336,283 shares authorized at June 30, 2023 and December 31, 2022
Convertible preferred stock:
Series Seed 1 convertible preferred stock, 6,500,000 shares designated, issued, and outstanding, liquidation preference of $6,500 at June 30, 2023 and December 31, 2022	6,436	6,436
Series Seed 2 convertible preferred stock, 3,829,265 shares designated, issued, and outstanding, liquidation preference of $15,000 at June 30, 2023 and December 31, 2022	14,912	14,912
Series A convertible preferred stock, 23,007,017 shares designated, issued, and outstanding, liquidation preference of $100,000 at June 30, 2023 and December 31, 2022	96,676	96,676

Total convertible preferred stock	118,024	118,024

Stockholders’ deficit:
Common stock, $0.0001 par value per share; 45,113,542 and 40,000,000 shares authorized at June 30, 2023 and December 31, 2022, respectively; 4,014,000 shares issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	2,656	1,661
Accumulated deficit	(64,097)	(45,868)
Accumulated other comprehensive loss	(19)	(161)

Total stockholders’ deficit	(61,460)	(44,368)

Total liabilities and stockholders’ deficit	$64,275	$83,110

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

DIANTHUS THERAPEUTICS, INC.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Six Months Ended June 30,
	2023	2022
Revenues:
License revenue - related party	$1,445	$4,069

Operating expenses:
Research and development	16,100	12,330
General and administrative	4,804	2,497

Total operating expenses	20,904	14,827

Loss from operations	(19,459)	(10,758)
Other income/(expense):
Interest income	1,293	89
(Loss)/gain on currency exchange, net	(37)	100
Other expense	(26)	(7)

Total other income	1,230	182

Net loss	$(18,229)	$(10,576)

Net loss per share attributable to common stockholders, basic and diluted	$(4.54)	$(2.64)

Weighted-average number of common shares outstanding, used in computing net loss per common share, basic and diluted	4,011,824	4,008,324

Comprehensive loss:
Net loss	$(18,229)	$(10,576)
Other comprehensive income:
Change in unrealized losses related to available-for-sale debt securities	142	—

Total other comprehensive income	142	—

Total comprehensive loss	$(18,087)	$(10,576)

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

DIANTHUS THERAPEUTICS, INC.

Condensed Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data)

(unaudited)

	Convertible Preferred Stock							Stockholders’ Deficit
	Series Seed 1		Series Seed 2		Series A							Accumulated
	Convertible Preferred Stock		Convertible Preferred Stock		Convertible Preferred Stock		Total Convertible Preferred Stock	Common Stock				Other	Total
										Additional	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount	Paid-in Capital	Deficit	Loss	Deficit
Balance, December 31, 2021	6,500,000	$6,436	3,829,265	$14,912	—	$—	$21,348	4,014,000	$—	$143	$(17,392)	$—	$(17,249)

Issuance of convertible preferred stock, net of issuance costs of $3,324	—	—	—	—	23,007,017	96,676	96,676	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	344	—	—	344
Net loss	—	—	—	—	—	—	—	—	—	—	(10,576)	—	(10,576)

Balance, June 30, 2022	6,500,000	$6,436	3,829,265	$14,912	23,007,017	$96,676	$118,024	4,014,000	$—	$487	$(27,968)	$—	$(27,481)

Balance, December 31, 2022	6,500,000	$6,436	3,829,265	$14,912	23,007,017	$96,676	$118,024	4,014,000	$—	$1,661	$(45,868)	$(161)	$(44,368)

Stock-based compensation expense	—	—	—	—	—	—	—	—	—	995	—	—	995
Net loss	—	—	—	—	—	—	—	—	—	—	(18,229)	—	(18,229)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	142	142

Balance, June 30, 2023	6,500,000	$6,436	3,829,265	$14,912	23,007,017	$96,676	$118,024	4,014,000	$—	$2,656	$(64,097)	$(19)	$(61,460)

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

DIANTHUS THERAPEUTICS, INC.

Condensed Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(18,229)	$(10,576)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	28	9
Stock-based compensation expense	995	344
Accretion of discount on short-term investments	(566)	—
Amortization of right-of-use lease assets	137	29
Changes in operating assets and liabilities:
Receivable from related party	4,338	(757)
Unbilled receivable from related party	520	(3,626)
Prepaid expenses and other current assets	656	(1,916)
Deferred transaction costs	(1,163)	—
Other assets	12	(32)
Accounts payable, accrued expenses and lease liabilities	(1,715)	3,126
Deferred revenue - related party	(28)	937

Net cash used in operating activities	(15,015)	(12,462)

Cash flows from investing activities:
Capital expenditures	(35)	(69)
Purchases of short-term investments	(3,855)	—
Proceeds from maturities of short-term investments	43,885	—

Net cash provided by/(used in) investing activities	39,995	(69)

Cash flows from financing activities:
Proceeds from issuance of promissory notes payable to related party	377	—
Repayment of promissory notes payable to related party	(377)	—
Proceeds from issuance of Series A convertible preferred stock	—	100,000
Payment of issuance costs for Series A convertible preferred stock	—	(3,324)

Net cash provided by financing activities	—	96,676

Increase in cash, cash equivalents and restricted cash	24,980	84,145
Cash, cash equivalents and restricted cash, beginning of period	15,425	7,638

Cash, cash equivalents and restricted cash, end of period	$40,405	$91,783

Supplemental Disclosure
Cash and cash equivalents	$40,280	$91,723
Restricted cash	125	60

Total cash, cash equivalents and restricted cash	$40,405	$91,783

Cash paid for interest	$—	$—

Cash paid for taxes	$—	$—

Additions to right-of-use lease assets from new operating lease liabilities	$—	$285

The accompanying notes are an integral part of these unaudited interim condensed financial statements.

DIANTHUS THERAPEUTICS, INC.

NOTES TO UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

(unaudited)

1. Nature of Organization and Operations

Dianthus Therapeutics, Inc. (“Dianthus” or the “Company”) is a clinical-stage biotechnology company focused on developing next-generation complement therapeutics for patients with severe autoimmune and inflammatory diseases. Dianthus was incorporated in the State of Delaware on May 1, 2019 and its corporate headquarters is located in New York, New York.

Currently, the Company is devoting substantially all efforts and resources toward product research and development. The Company has incurred losses from operations and negative operating cash flows since its inception. There can be no assurance that its research and development programs will be successful, that products developed, if any, will obtain necessary regulatory approval, or that any approved product, if any, will be commercially viable. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its key employees, consultants, and advisors.

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on its key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing and compliance with government regulations. If the Company does not successfully commercialize any of its product candidates, it will be unable to generate recurring product revenue or achieve profitability.

The Company’s potential product candidates that are in development require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure, and extensive compliance-reporting capabilities. Even if its product development efforts are successful, it is uncertain when, if ever, the Company will generate revenue from product sales.

Liquidity and Going Concern

In accordance with Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the accompanying unaudited interim condensed financial statements were issued (the “issuance date”):

•

Since its inception, the Company has funded its operations primarily with outside capital (e.g., proceeds from the sale of preferred stock) and has incurred significant recurring losses, including net losses of $18.2 million and $10.6 million for the six months ended June 30, 2023 and 2022, respectively. In addition, the Company had an accumulated deficit of $64.1 million as of June 30, 2023;

•	The Company expects to continue to incur significant recurring losses and rely on outside capital to fund its operations for the foreseeable future; and

•

As of the issuance date, the Company expects that its existing cash, cash equivalents and short-term investments on hand as of the issuance date will be sufficient to fund its obligations as they become due for at least one year beyond the issuance date. The Company expects that its research and development and general and administrative costs will continue to increase significantly, including in connection with conducting clinical trials and manufacturing for its existing product candidate and any future product candidates to support commercialization and providing general and administrative support for its operations, including the costs associated with operating as a public company.

In the event the Company is unable to secure additional outside capital, management will be required to seek other alternatives which may include, among others, a delay or termination of clinical trials or the development of its product candidates, temporary or permanent curtailment of the Company’s operations, a sale of assets, or other alternatives with strategic or financial partners.

The accompanying unaudited interim condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties. Accordingly, the unaudited interim condensed financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Proposed Merger

On May 2, 2023, the Company entered into the Agreement and Plan of Merger, dated as of May 2, 2023 (the “Merger Agreement”), with Magenta Therapeutics, Inc. (“Magenta”) and Dio Merger Sub, Inc. (“Merger Sub”). Pursuant to the Merger Agreement, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Magenta(the “Merger”). Concurrently with the execution of the Merger Agreement, and in order to provide the Company with additional capital for its development programs, the Company entered into a subscription agreement (the “Subscription Agreement”) with certain new and current investors (the “Investors”), pursuant to which, subject to the terms and conditions of the Subscription Agreement, the Company agreed to issue and sell, and the Investors agreed to purchase, immediately prior to the completion of the Merger, an aggregate of approximately $70.0 million of common stock and pre-funded warrants of the Company in a pre-closing financing (the “pre-closing financing”). The board of directors of both Magenta and Dianthus have approved the Merger Agreement and the Merger. Completion of the Merger, which is expected in the second half of 2023, is subject to approval by Magenta’s and Dianthus’ shareholders and the satisfaction or waiver of certain other customary closing conditions. If the Merger is completed, the business of the Company will continue as the business of the combined company.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed financial statements as of June 30, 2023 and for the six months ended June 30, 2023 and 2022 have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”), for interim financial information and pursuant to Article 10 of Regulation S-X of the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. These unaudited interim condensed financial statements have been prepared on the same basis as the Company’s audited financial statements and include only normal and recurring adjustments that the Company believes are necessary to fairly state the Company’s financial position and the results of its operations and cash flows. The results for the six months ended June 30, 2023 are not necessarily indicative of the results expected for the full fiscal year or any subsequent interim period. The unaudited interim condensed balance sheet as of December 31, 2022 has been derived from the audited financial statements at that date but does not include all disclosures required by U.S. GAAP for complete financial statements. Because all of the disclosures required by U.S. GAAP for complete financial statements are not included herein, these unaudited interim condensed financial statements and the notes accompanying them should be read in conjunction with the Company’s audited financial statements as of and for the years ended December 31, 2022 and 2021, included as Exhibit 99.5 of the Company’s Current Report on Form 8-K/A filed with the SEC on September 21, 2023 (the “Current Report on Form 8-K/A”) of which this Exhibit 99.4 is a part. Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The Company’s significant accounting policies are disclosed in the audited financial statements for the years ended December 31, 2022 and 2021, included as Exhibit 99.5 of the Current Report on Form 8-K/A of which this Exhibit 99.4 is a part. Since the date of those financial statements, there have been no changes to its significant accounting policies except as noted below.

Deferred Transaction Costs

The Company capitalized certain legal, professional accounting and other third-party fees that were directly associated with the Merger and pre-closing financing, as described further in Note 17, as deferred transaction costs. Upon consummation of the Merger, these costs will be recorded as a reduction of additional paid-in capital. Should the Merger be abandoned, the deferred transaction costs would be expensed immediately as a charge to operating expenses in the condensed consolidated statements of operations and comprehensive loss. As of June 30, 2023, the Company had capitalized deferred transaction costs of $1.2 million.

Recently Adopted Accounting Pronouncements

On January 1, 2023, the Company adopted ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments for the fiscal year beginning January 1, 2023 using the modified retrospective approach, and no cumulative effect adjustment to accumulated deficit was needed as of the adoption date. Additionally, no prior period amounts were adjusted. The new standard adjusts the accounting for assets held at amortized cost basis, including short-term investments accounted for as available-for-sale, and receivables. The standard eliminates the probable initial recognition threshold and requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. The adoption of this standard did not have a material impact on the Company’s unaudited interim condensed financial statements and related disclosures.

3. Short-Term Investments

The table below provides a summary of short-term investments (in thousands).

	June 30, 2023
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
Available-for-sale, short-term investments:
U.S. treasury securities	$12,970	$—	$(11)	$12,959
U.S. government agency securities	7,851	2	(9)	7,844

Total available-for-sale, short-term investments	$20,821	$2	$(20)	$20,803

	December 31, 2022
	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
Available-for-sale, short-term investments:
U.S. treasury securities	$47,630	$3	$(122)	$47,511
U.S. government agency securities	12,656	—	(42)	12,614

Total available-for-sale, short-term investments	$60,286	$3	$(164)	$60,125

As of June 30, 2023 and December 31, 2022, the available-for-sale securities classified as short-term investments mature in one year or less. Unrealized gains and losses on available-for-sale securities as of June 30, 2023 and December 31, 2022 were not significant and were primarily due to changes in interest rates. There were no significant realized gains or losses recognized on the sale or maturity of available-for-sale investments during the six months ended June 30, 2023 or the year ended December 31, 2022.

The Company’s available-for-sale securities consist of U.S. treasury and government agency securities. There were no impairments of the Company’s assets measured and carried at fair value during the six months ended June 30, 2023 or the year ended December 31, 2022.

4. Prepaid Expenses and Other Current Assets

The following table provides a summary of prepaid expenses and other current assets (in thousands):

	June 30, 2023	December 31, 2022
Prepaid materials, supplies and services	$158	$820
Prepaid insurance	18	32
Other	73	53

Prepaid expenses and other current assets	$249	$905

5. Property and Equipment

The following table provides a summary of property and equipment (in thousands):

	June 30, 2023	December 31, 2022
Computer equipment	$167	$131
Furniture and fixtures	40	41

Subtotal	207	172
Less: accumulated depreciation	(58)	(30)

Property and equipment, net	$149	$142

Depreciation expense was $28,000 and $9,000 in the six months ended June 30, 2023 and 2022, respectively.

6. Fair Value of Financial Instruments

Management calculates the fair value of assets and liabilities that qualify as financial instruments and includes additional information in the notes to the unaudited interim condensed financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of receivable from related party, unbilled receivable from related party, accounts payable and accrued expenses approximate their carrying amounts due to the relatively short maturity of these instruments.

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect management’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality.

The three levels of the fair value hierarchy are described below:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.

•

Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar valuation techniques that use significant unobservable inputs.

To the extent that a valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Management has segregated all financial assets and liabilities that are measured at fair value on a recurring basis (at least annually) into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below. The Company’s valuation techniques for its Level 2 financial assets included using quoted prices for similar assets in active markets and quoted prices for similar assets in markets that are not active.

The following table provides a summary of financial assets measured at fair value on a recurring basis (in thousands):

	Fair Value at
Description	June 30, 2023	Level 1	Level 2	Level 3
Recurring Assets:
Cash equivalents:
Money market fund	$36,982	$36,982	$—	$—
Short-term investments:
U.S. treasury securities	12,959	12,959	—	—
U.S. government agency securities	7,844	—	7,844	—

Total assets measured at fair value	$57,785	$49,941	$7,844	$—

	Fair Value at
	December 31,
Description	2022	Level 1	Level 2	Level 3
Recurring Assets:
Cash equivalents:
Money market fund	$11,846	$11,846	$—	$—
U.S. government agency securities	1,999	—	1,999	—
Short-term investments:
U.S. treasury securities	20,775	20,775	—	—
U.S. government agency securities	39,350	26,736	12,614	—

Total assets measured at fair value	$73,970	$59,357	$14,613	$—

There have been no transfers between levels for the six months ended June 30, 2023 or the year ended December 31, 2022.

7. Accrued Expenses

The following table provides a summary of accrued expenses (in thousands):

	June 30, 2023	December 31, 2022
Accrued external research and development	$1,760	$4,329
Accrued compensation	1,853	2,084
Accrued professional fees and other	261	195

Accrued expenses	$3,874	$6,608

8. Leases

The Company leases space under operating leases for administrative offices in New York, New York, and Waltham, Massachusetts. The Company also leased office space under operating leases, which had a non-cancelable lease term of less than one year and, therefore, management elected the practical expedient to exclude these short-term leases from right-of-use assets and lease liabilities.

The following table provides a summary of the components of lease costs and rent (in thousands):

	Six Months Ended June 30,
	2023	2022
Operating lease cost	$175	$44
Variable lease cost	13	3
Short-term lease cost	—	28

Total operating lease costs	$188	$75

The Company recorded the operating lease costs within the general and administrative expenses line item in the condensed statements of operations and comprehensive loss for the six months ended June 30, 2023 and 2022.

Maturities of operating lease liabilities, which do not include short-term leases, as of June 30, 2023, are as follows (in thousands):

2023 (remaining 6 months)	$178
2024	365
2025	188

Total undiscounted operating lease payments	731
Less: imputed interest	(77)

Present value of operating lease liabilities	$654

Balance sheet classification:
Current portion of lease liabilities	$358
Long-term lease liabilities	296

Total operating lease liabilities	$654

The weighted-average remaining term of operating leases was 24 months and the weighted-average discount rate used to measure the present value of operating lease liabilities was 10.4% as of June 30, 2023.

9. Convertible Preferred Stock

As of June 30, 2023 and December 31, 2022, the Company was authorized to issue 33,336,283 shares of preferred stock, par value $0.0001 per share.

Series Seed 1: On July 19, 2019, the Company executed a Series Seed 1 Convertible Preferred Stock Purchase Agreement (“Series Seed 1”). In connection with this agreement, the Company issued 1,642,500 shares of Series Seed Convertible Preferred Stock, at a price of $1.00 per share. Gross proceeds from the issuance were approximately $1.6 million. The Series Seed 1 provided for an additional closing to the same investors upon the approval of the Company’s Board of Directors. On April 22, 2020, the Company completed an additional closing and issued an additional 1,857,500 shares of Series Seed 1 Convertible Preferred Stock, at a price of $1.00 per share. Gross proceeds from this issuance were approximately $1.9 million.

On December 1, 2020, the Company executed an amendment to the Series Seed 1 providing for a third closing, which was completed on the same date. In connection with this amendment, the Company issued 3,000,000 shares of Series Seed 1 Convertible Preferred Stock, at a price of $1.00 per share. Gross proceeds from the third closing issuance were $3.0 million. This amendment provided for a potential fourth closing, which did not occur.

Series Seed 2: In May 2021, the Company executed a Series Seed 2 Convertible Preferred Stock Purchase Agreement (“Series Seed 2”). In connection with this agreement, the Company issued 3,829,265 shares of Series Seed 2 Convertible Preferred Stock, at a price of $3.9172 per share. Gross proceeds from the issuance were $15.0 million.

Series A: In April 2022, the Company executed a Series A Convertible Preferred Stock Purchase Agreement (“Series A”). In connection with this agreement, the Company issued 23,007,017 shares of Series A Convertible Preferred Stock, at a price of $4.3465 per share. Gross proceeds from the issuance were $100.0 million.

The Series Seed 1, Series Seed 2 and Series A preferred stock are collectively referred to as “Preferred Stock” and have the following characteristics:

Voting

Each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Dividends

The holders of Preferred Stock are entitled to receive dividends, as specified in the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), if and when declared by the Company’s Board of Directors. The Series Seed preferred stockholders are entitled to receive dividends at a rate of $0.06 per annum per share. The Series Seed 2 preferred stockholders are entitled to receive dividends at a rate of $0.235 per annum per share. The Series A preferred stockholders are entitled to receive dividends at a rate of $0.2608 per annum per share. Such dividends are not cumulative. Since the Company’s inception, no dividends have been declared or paid to the holders of Preferred Stock.

Liquidation, dissolution or winding up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event (as defined in the Certificate of Incorporation), the holders of the Preferred Stock have first priority to be paid an amount equal to the greater of (i) the respective Preferred Stock issuance price plus dividends declared but unpaid or (ii) such amounts that would have been owed to the holders of Preferred Stock if the Preferred Stock shares had been converted to common stock prior to the liquidation event. Following payment to the holders of Preferred Stock, all remaining assets of the Company will be distributed to the common stock shareholders on a pro rata basis.

Conversion

Each share of Preferred Stock is convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock on the terms set forth in the Certificate of Incorporation.

Mandatory conversion shall occur upon either (a) the closing of the sale of shares of common stock to the public at a price of at least $8.6930 per share (subject to appropriate adjustment as defined in the Certificate of Incorporation), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, resulting in at least $40.0 million of gross proceeds to the Company and in connection with such offering the common stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved the Company’s Board of Directors, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (as defined in the Certificate of Incorporation).

The Company must reserve and keep available out of its authorized but unused capital stock such number of authorized shares of common stock to sufficiently effect the conversion of all outstanding Preferred Stock.

Redemption

Shares of Preferred Stock are not redeemable at the election of the holder thereof. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Company shall be automatically and immediately cancelled and retired (as defined in the Certificate of Incorporation).

Adjustment of conversion price upon issuance of additional shares of common stock

In the event the Company issues additional shares of common stock without consideration or consideration less than the Preferred Stock conversion price in effect immediately prior to such issuance, then the Preferred Stock conversion price shall be adjusted in accordance with the adjustment formula (as set forth in the Certificate of Incorporation).

10. Stockholders’ Deficit

Common Stock

As of June 30, 2023 and December 31, 2022, the Company was authorized to issue 45,113,542 and 40,000,000 shares of common stock, respectively, with a par value of $0.0001 per share.

The Common Stock has the following characteristics:

Voting

The holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the Delaware General Corporation Law.

Dividends

The holders of common stock are entitled to receive dividends, if and when declared by the Company’s Board of Directors. Since the Company’s inception, no dividends have been declared or paid to the holders of common stock.

Liquidation, dissolution or winding up

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of common stock are entitled to share ratably in the Company’s remaining assets, following priority payments to the Company’s preferred stockholders.

11. Stock-Based Compensation

In July 2019, the Company’s Board of Directors adopted, and the stockholders approved, the Dianthus Therapeutics, Inc. 2019 Stock Plan (the “2019 Plan”). As of June 30, 2023, there were 7,755,810 shares of common stock reserved under the 2019 Plan for issuance to officers, employees, consultants, and directors of the Company. The 2019 Plan, which is administered by the Compensation Committee of the Company’s Board of Directors, expires in July 2029.

As of June 30, 2023, the Company had issued 6,865,655 awards from the 2019 Plan and had 890,155 shares available for future grant. Shares that are expired, terminated, surrendered, or canceled under the 2019 Plan without having been fully exercised will be available for future awards.

Stock Options

The exercise price for stock options is determined at the discretion of the Compensation Committee of the Company’s Board of Directors. All stock options granted to any person possessing less than 10% of the total combined consolidated voting power of all classes of stock may not have an exercise price of less than 100% of the fair market value of the common stock on the grant date. All stock options granted to any person possessing more than 10% of the total combined consolidated voting power of all classes of stock may not have an exercise price of less than 110% of the fair market value of the common stock on the grant date. The option term may not be greater than ten years from the date of the grant. Stock options granted to persons possessing more than 10% of the total combined consolidated voting power of all classes of stock may not have an option term of greater than five years from the date of the grant.

The vesting period for equity-based awards is determined at the discretion of the Compensation Committee of the Company’s Board of Directors, which is generally four years. For awards granted to employees and non-employees with four-year vesting terms, vesting is generally either:

•	25% of the option vests on the first anniversary of the grant date and the remaining stock vest equally each month for three years thereafter, or

•	Equal vesting on a monthly basis, on the last day of the month following the vesting commencement date.

The table below summarizes the assumptions used to determine the grant-date fair value of stock options issued, presented on a weighted average basis during the six months ended June 30, 2023 and 2022.

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Risk-free interest rate	3.81%	3.00%
Expected term (in years)	6.1	5.9
Expected volatility	85.04%	87.16%
Expected dividend yield	0%	0%

The following table summarizes stock option activity under the 2019 Plan for the six months ended June 30, 2023:

	Number of stock options outstanding	Weighted average exercise price per share	Weighted average remaining contractual term	Aggregate intrinsic value
			(in years)	(in thousands)
Balance at December 31, 2022	5,840,110	$1.73	9.3	$621
Granted, fair value of $2.02 per share	1,611,145	2.70
Forfeited	(599,600)	1.84

Balance at June 30, 2023	6,851,655	$1.95	9.0	$6,014

Exercisable options at June 30, 2023	1,911,894	$1.68	8.7	$1,970
Unvested options at June 30, 2023	4,939,761	$2.06	9.1	$4,044

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the fair value of the common stock for those options that had exercise prices lower than the fair value of the common stock.

The weighted average grant-date fair value per share of stock options granted during the six months ended June 30, 2023 was $2.02 per share.

Restricted Stock

In April 2020, the Company executed a restricted stock award agreement with a consultant to purchase 14,000 shares of common stock at an exercise price of $0.03 per share. The restricted stock award vests over a four-year requisite service period, with 25% vesting on the first anniversary of the vesting commencement date and 2.0833% per month thereafter. The agreement contains restrictions on the ability to sell, assign or pledge the shares awarded. The restricted stock agreement contains a right of repurchase whereby, at the election of the Company, the Company may purchase back all unvested stock should the relationship between the recipient and the Company cease. The fair value of the Company’s common stock on the date of the award was $0.03 per share.

The Company has not issued any restricted stock since April 2020. As of June 30, 2023, a total of approximately 12,833 shares of restricted common stock were vested and approximately 1,167 shares remained unvested. As of June 30, 2023, the unrecognized stock-based compensation expense for the restricted award was immaterial.

Stock Warrants

In April 2021, the Company issued 21,450 warrants for the purchase of common stock at an exercise price of $0.36 per share. The warrants vest over a four-year period on a straight-line basis and have a grant date fair value of $0.25 per warrant. The Company has not issued any warrants since April 2021. As of June 30, 2023, the warrants have a weighted average remaining contractual term of 7.8 years and a remaining weighted average vesting period of 1 month.

Stock-based compensation expense

The following table provides a summary of stock-based compensation expense related to stock options, restricted stock, and warrants (in thousands):

	Six Months Ended June 30,
	2023	2022
Research and development	$332	$112
General and administrative	663	232

Total stock-based compensation expense	$995	$344

As of June 30, 2023, there was $7.0 million of total unrecognized compensation cost related to stock options granted under the 2019 Plan. The Company expects to recognize that cost over a remaining weighted-average period of 2.9 years.

12. License Revenue – Related Party

In September 2020, the Company entered into an Option Agreement with Zenas (“Zenas Option”), a related party (See Note 16). Through the Zenas Option, the Company provided Zenas an option to enter into an exclusive license agreement for the development and commercialization of products arising from its research of monoclonal antibody antagonists targeting certain specific complement proteins.

In September 2021, the Company notified Zenas that it had elected the first antibody sequence as a clinical candidate. In October 2021, Zenas notified the Company that it was exercising its option for such clinical candidate. The Zenas Option provided that upon the exercise of the option, the Company would negotiate in good faith a license agreement with Zenas pursuant to which it would grant Zenas the exclusive license with respect to the antibody sequences for the Zenas Territory, which includes People’s Republic of China, including Hong Kong, Macau, and Taiwan. In accordance with Zenas Option, within 60 days following the execution of a license agreement, Zenas agreed to pay the Company a one-time payment of $1.0 million for the exercise of the corresponding option. In addition, in connection with the exercise of the Zenas Option, Zenas was required to reimburse the Company for a portion of chemistry, manufacturing, and controls-related (“CMC”) costs and expenses from the date of delivery of its option exercise notice through the execution of a license agreement.

In June 2022, the Company and Zenas executed the license agreement (“Zenas License”). The Zenas Option and Zenas License are collectively referred to as the “Zenas Agreements”. The Zenas License provides Zenas with a license in the People’s Republic of China, including Hong Kong, Macau, and Taiwan, for the development and commercialization of sequences and products under the first antibody sequence. The Company is also obligated to perform certain research and development and CMC services, and will also participate in a joint steering committee (“JSC”). Under the Zenas License, Zenas also has the right to exercise an option with respect to a second antibody sequence. If Zenas exercises the option and pays the Company the option exercise fee related to the second antibody sequence, the Company will grant Zenas an exclusive license to the sequences and products under this second antibody sequence.

Since the Zenas Agreements were negotiated with a single commercial objective, they are treated as a combined contract for accounting purposes. The Company assessed the Zenas Agreements in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”) and concluded that it represents a contract with a customer and is within the scope of ASC 606. The Company determined that there is one combined performance obligation that consists of the license and data transfer, the research and development and CMC services, and the participation in the JSC. The Company determined that Zenas’ right to exercise an option with respect to a second antibody sequence does not represent a material right.

The consideration under the Zenas Agreements includes the following payments by Zenas to the Company: (i) a $1.0 million upfront payment upon execution of the Zenas License; (ii) an approximate $1.1 million payment representing reimbursement for a portion of development costs previously incurred by the Company; (iii) reimbursement of a portion of all CMC-related costs and expenses for the first antibody sequence through the manufacture of the first two batches of drug product, up to a pre-defined annual limit; (iv) reimbursement of a portion of all non-CMC-related costs and expenses for the development of the first antibody sequence through the first regulatory approval, up to a pre-defined annual limit; (v) development milestones totaling up to $11.0 million; and (vi) royalties on net sales ranging from the mid-single digits to the low teens.

The Company determined that the combined performance obligation is satisfied over time; therefore, the Company will recognize the transaction price from the license agreement over the Company’s estimated period to complete its activities. The Company concluded that it will utilize a cost-based input method to measure its progress toward completion of its performance obligation and to calculate the corresponding amount of revenue to recognize each period. The Company believes this is the best measure of progress because other measures do not reflect how the Company transfers its performance obligation to Zenas. In applying the cost-based input method of revenue recognition, the Company uses actual costs incurred relative to budgeted costs expected to be incurred for the combined performance obligation. These costs consist primarily of third-party contract costs. Revenue will be recognized based on the level of costs incurred relative to the total budgeted costs for the combined performance obligation. A cost-based input method of revenue recognition requires management to make estimates of costs to complete the Company’s performance obligation. In making such estimates, judgment is required to evaluate assumptions related to cost estimates.

The Company also determined that the milestone payments of $11.0 million are variable consideration under ASC 606 which need to be added to the transaction price when it is probable that a significant revenue reversal will not occur. Based on the nature of the milestones, such as the regulatory approvals which are generally not within the Company’s control, the Company will not consider achievement of this milestone to be probable until the uncertainty associated with such milestone has been resolved. When it is probable that a significant reversal of revenue will not occur, the milestone payment will be added to the transaction price for which the Company recognizes revenue. As of June 30, 2023, no milestones had been achieved.

There is a sales or usage-based royalty exception within ASC 606 that applies when a license of intellectual property is the predominant item to which the royalty relates. In accordance with this royalty exception, the Company will recognize royalty revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). As of June 30, 2023, no royalty revenue has been recognized.

For the six months ended June 30, 2023 and 2022, the Company recognized related party license revenue totaling $1.4 million and $4.1 million, respectively, associated with the Zenas Agreements. As of June 30, 2023, the Company recorded a related party receivable of $0.4 million, unbilled related party receivable of $0.4 million, current deferred related party revenue of $0.1 million and noncurrent deferred related party revenue of $0.8 million on its condensed balance sheet.

13. Income Taxes

For the six months ended June 30, 2023 and 2022, the Company recorded no current or deferred income tax expenses or benefits as it has incurred losses since inception and has provided a full valuation allowance against its deferred tax assets.

In assessing the realizability of the net deferred tax assets, management considers all relevant positive and negative evidence in determining whether it is more likely than not that some portion or all the deferred income tax assets will not be realized. The realization of the gross deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. Management believes that it is more likely than not that the Company’s deferred income tax assets will not be realized.

The Company has not recorded any liabilities for unrecognized tax benefits as of June 30, 2023 and 2022. The Company will recognize interest and penalties related to uncertain tax positions, if any, in income tax expense. As of June 30, 2023 and 2022, the Company had no accrued interest or penalties related to uncertain tax positions.

14. Net Loss Per Share

Basic and diluted net loss per common share were calculated as follows (in thousands, except share and per share data):

	Six Months Ended June 30,
	2023	2022
Numerator:
Net loss	$(18,229)	$(10,576)
Denominator:
Weighted-average common shares outstanding	4,014,000	4,014,000
Less: weighted-average unvested restricted shares of common stock	(2,176)	(5,676)

Weighted-average shares used to compute net loss per common share, basic and diluted	4,011,824	4,008,324

Net loss per share attributable to common stockholders, basic and diluted	$(4.54)	$(2.64)

The Company’s potential dilutive securities, which include convertible preferred stock, stock options, unvested restricted shares of common stock, and warrants for the purchase of common stock, have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same. The following potential dilutive securities, presented on an as converted basis, were excluded from the calculation of net loss per share due to their anti-dilutive effect:

	Six Months Ended June 30,
	2023	2022
Convertible preferred stock (as converted)	33,336,282	33,336,282
Stock options outstanding	6,851,655	5,379,110
Unvested restricted shares of common stock	1,167	4,667
Warrants for the purchase of common stock	21,450	21,450

Total	40,210,554	38,741,509

15. Commitments and Contingencies

Alloy Therapeutics, LLC:

In August 2019, the Company entered into a license agreement with Alloy Therapeutics, LLC (“Alloy”). The license agreement was amended in October 2022. The license agreement with Alloy grants to the Company the following:

•	A worldwide, non-exclusive license to use the Alloy technology solely to generate Alloy antibodies and platform assisted antibodies for internal, non-clinical research purposes, and

•

With respect to Alloy antibodies and platform assisted antibodies that are selected by the Company for inclusion into a partnered antibody program, a worldwide, assignable license to make, have made, use, offer for sale, sell, import, develop, manufacture, and commercialize products comprising partnered antibody programs selected from Alloy antibodies and platform assisted antibodies in any field of use.

The Company pays annual license fees and annual partnered antibody program fees totaling $0.1 million to Alloy. The Company is also obligated to pay a $0.1 million fee to Alloy if the Company sublicenses a product developed with Alloy antibodies or platform assisted antibodies. Upon the achievement, with the first selected antibody for products developed with Alloy, of (i) certain development milestones and (ii) certain commercial milestones, the Company is obligated to make additional payments to Alloy of up to $1.8 million and $11.0 million, respectively. Upon the achievement, with the second selected antibody for products developed with Alloy, of (i) certain development milestones and (ii) certain commercial milestones, the Company is obligated to make additional payments to Alloy of up to $3.1 million and $15.0 million, respectively. The Company recorded $0.1 million for amounts owed under the Alloy license agreement within the research and development expenses line item in the condensed statement of operations and comprehensive loss during each of the six months ended June 30, 2023 and 2022, respectively.

Crystal Bioscience, Inc. and OmniAb, Inc.:

In September 2022, the Company entered into a commercial platform license agreement and services agreement with Crystal Bioscience, Inc. (“Crystal”) and OmniAb, Inc. (“OmniAb”), both subsidiaries of Ligand Pharmaceuticals Incorporated (collectively, “Ligand”).

•

Crystal granted the Company a worldwide, non-exclusive, non-sublicensable license under the Crystal technology to use chicken animals (solely at Crystal’s facilities and through Crystal personnel) for generation of OmniAb Antibodies for research purposes.

•

OmniAb granted the Company a worldwide, non-exclusive license under the OmniAb technology to use rodent animals (solely at approved CRO facilities and through approved CRO personnel) for generation of OmniAb Antibodies for research purposes. Such license is non-sublicensable except to an approved contract research organization.

Upon the achievement of certain development milestones, the Company is obligated to make additional payments to Ligand of up to $12.2 million. Upon the achievement of certain commercial milestones, the Company is obligated to make royalty payments in the low to mid-single digits. The Company has recorded $0.2 million for amounts owed under the Ligand license agreement within the research and development expenses line item in the condensed statement of operations and comprehensive loss during the six months ended June 30, 2023.

IONTAS Limited:

In July 2020, the Company entered into a collaborative research agreement with IONTAS Limited (“IONTAS”) to perform certain milestone-based research and development activities for the Company under its first development program. This agreement was amended in January 2023 to extend their services to additional development programs. IONTAS provides dedicated resources to perform the research and development activities and receives compensation for those resources as well as success-based milestone payments.

Upon the achievement, with the first development program with IONTAS, of (i) certain development milestones and (ii) certain commercial milestones, the Company is obligated to make additional payments to IONTAS of up to £3.1 million (approximately $3.9 million) and £2.3 million (approximately $2.9 million), respectively. Upon the achievement, with the second development program with IONTAS, of certain development milestones, the Company is obligated to make additional payments to IONTAS of up to £2.5 million (approximately $3.1 million). The Company has recorded $1.4 million and $0.6 million for amounts owed under the IONTAS collaborative research license agreement within the research and development expenses line item in the condensed statements of operations and comprehensive loss during each of the six months ended June 30, 2023 and 2022, respectively.

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to employees, consultants, vendors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. To date, the Company has not incurred any material costs as a result of such indemnification agreements. The Company is not aware of any indemnification arrangements that could have a material effect on its financial position, results of operations or cash flows, and has not accrued any liabilities related to such obligations in its unaudited interim condensed financial statements as of June 30, 2023 and 2022.

Litigation

From time to time, the Company may be exposed to litigation relating to potential products and operations. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on its financial condition, results of operations or cash flows.

Other

As of June 30, 2023 and 2022, the Company had standing agreements with consultants, contractors or service providers whose terms do not yield material long-term commitments.

16. Related Party Transactions

Viridian, LLC:

In June 2019, the Company entered into a Technology Assignment Agreement (the “TAA”) with Viridian, LLC (“Viridian”), a related party. The Company considers Viridian to be a related party because two of its members have a seat on the Board of Directors of the Company. The TAA assigns to the Company exclusively throughout the world all rights, title, and interest to all technology and know-how applicable to the research, development, commercialization, and manufacturing of human therapeutic products that target a specific protein. In exchange for the TAA, the Company issued to Viridian 4,000,000 shares of the Company’s common stock with a fair value of $0.02 per share. There are no future obligations to Viridian in connection with the TAA. As of June 30, 2023 and December 31, 2022, Viridian owned approximately 13% of the Company’s outstanding shares (assuming the conversion of all preferred stock into common stock).

Zenas BioPharma Limited:

The Company is a party to option and license agreements with Zenas, a related party. The Company considers Zenas to be a related party because (i) Tellus BioVentures LLC (“Tellus”), whose sole member is a significant shareholder in the Company and serves as Chairman of the Board of Directors of the Company, is also a significant shareholder in Zenas and serves as Chief Executive Officer and Chairman of the Board of Directors of Zenas and (ii) Fairmount Healthcare Fund LP and Fairmount Healthcare Fund II LP (together, the “Fairmount Funds”), who are significant shareholders in the Company and have a seat on the Board of Directors of the Company, are also significant shareholders in Zenas and have a seat on the Board of Directors of Zenas. As of June 30, 2023 and December 31, 2022, Tellus and affiliated entities owned approximately 17%, and the Fairmount Funds and affiliated entities owned approximately 14% of the Company’s outstanding shares (assuming the conversion of all preferred stock into common stock). See Note 12 for more information. In connection with these agreements, the Company recognized $1.4 million and $4.1 million within the license revenue – related party line item in the condensed statements of operations and comprehensive loss for the six months ended June 30, 2023 and 2022, respectively. As of June 30, 2023, the Company recorded a related party receivable of $0.4 million, unbilled related party receivable of $0.4 million, current deferred related party revenue of $0.1 million and noncurrent deferred related party revenue of $0.8 million on its balance sheet. As of December 31, 2022, the Company recorded a related party receivable of $4.7 million, unbilled related party receivable of $0.9 million, current deferred related party revenue of $0.1 million and noncurrent deferred related party revenue of $0.8 million on its balance sheet.

In 2020, Zenas issued 156,848 common shares to the Company in exchange for the Zenas Option. The Company determined that the fair value on the date of issuance and as of June 30, 2023 and December 31, 2022, respectively, was not material to its unaudited interim condensed financial statements. The Company used the measurement alternative as the measurement attribute for accounting for the Zenas common shares which does not require it to assess the fair value of the common stock at each reporting period as the fair value of the Zenas common shares is not readily determinable nor is there a reliable source for observable transactions from which the Company could determine a fair value. In addition, the Company does not have ready access to significant events occurring at Zenas. If the Company does identify observable price changes in orderly transactions for the identical or similar common shares of Zenas, the Company will measure the common shares at fair value as of the date that the observable transaction occurred.

On March 13, 2023, the Fairmount Funds issued promissory notes in the aggregate principal amount of $376,770 to the Company at an interest rate of 4.5% per annum. On March 15, 2023, the Company repaid principal and interest in the amount of $376,862 to the Fairmount Funds in satisfaction of its obligations under the promissory notes.

17. Subsequent Events

Management has evaluated subsequent events through September 20, 2023, the date which the financial statements were available to be issued and determined that there were no additional subsequent events requiring recording or disclosure in the Company’s financial statements except as noted below.

On September 11, 2023, the Company completed its business combination with Magenta in accordance with the terms of the Merger Agreement, pursuant to which, among other matters, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Magenta, or the Merger. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Immediately prior to the effective time of the Merger, Magenta effected a 1-for-16 reverse stock split of its common stock (the “Reverse Stock Split”). References to share and per share amounts in the following paragraphs reflect the Reverse Stock Split.

Pursuant to the terms of the Merger Agreement, immediately prior to the effective time of the Merger, each share of the Company’s preferred stock was converted into a share of common stock. At the effective time of the Merger, Magenta issued an aggregate of approximately 11,021,248 shares of common stock to the Company’s stockholders, based on an exchange ratio of approximately 0.2181 shares of common stock for each share of the Company’s capital stock, including those shares of the Company’s common stock issued upon the conversion of the preferred stock and those shares of the Company’s common stock issued in the pre-closing financing (as described below), resulting in approximately 14,813,295 shares of common stock of the combined company being issued and outstanding immediately following the effective time of the Merger.

Immediately prior to the completion of the Merger, pursuant to the Subscription Agreement, as amended, the Company issued and sold, and the Investors purchased, 2,873,988 shares of the Company’s common stock and 210,320 of pre-funded warrants, exercisable for 210,320 shares of the Company’s common stock, at a purchase price of approximately $23.34 per share or $23.34 per warrant, for an aggregate purchase price of approximately $72 million.

In connection with the completion of the Merger, the Company changed its name to Dianthus Therapeutics OpCo, Inc., Magenta changed its name from “Magenta Therapeutics, Inc.” to “Dianthus Therapeutics, Inc.” and the business conducted by the combined company became primarily the business conducted by the Company.